Exhibit 99.1

           Dynegy Announces Settlement Agreement With Kroger

    HOUSTON--(BUSINESS WIRE)--July 3, 2003--Dynegy Inc. (NYSE:DYN)
today announced that it has reached an agreement with the Kroger
Company (NYSE:KR) related to four power supply contracts. Under the terms of the proposed settlement agreement, which must be approved by the Federal Energy Regulatory Commission, Kroger will pay Dynegy $110 million to terminate two of four power contracts and to restructure the remaining two contracts through which Dynegy indirectly provides electricity to Kroger subsidiary stores in California. The parties have also agreed to resolve an outstanding FERC dispute related to contract pricing. The FERC is expected to rule on the proposed settlement within the next 60 days.
    As part of the settlement, Dynegy will continue to provide Kroger subsidiary stores in California with 50 megawatts of electricity through 2006 under the two restructured contracts. Dynegy expects to record a pre-tax, non-cash charge of approximately $30 million in its customer risk management segment in the second quarter 2003. The $110 million cash payment is expected during the third quarter and represents an accelerated payment under the terminated and
restructured contracts.
    Dynegy Inc. provides electricity, natural gas, and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.
     Certain   statements   included  in  this  news  release  are  intended  as
"forward-looking    statements."   These   statements    include    assumptions,
expectations,   predictions,   intentions  or  beliefs   about  future   events,
particularly the settlement of certain litigation brought against Dynegy by Kroger Company. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expected include Dynegy's ability to obtain FERC approval for the settlement. There can be no assurance that such approval will be obtained. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, particularly its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC's web site at http://www.sec.gov.

    CONTACT: Dynegy Inc., Houston
             Media:
             John Sousa or David Byford, 713/767-5800 or
             Analysts:
             Christina Cavarretta or Mona Evans, 713/507-6466